Exhibit 10.4

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”), dated this 29th day of December, 2016, is made by and between PRA GROUP, INC (“PRA”) and Michael J. Petit (“Employee”) (collectively the “Parties”).

RECITALS:

WHEREAS, Employee has been employed with PRA as the President, Insolvency Investment Services, pursuant to an Employment Agreement dated December 19, 2014 (“Employment Agreement”);

WHEREAS, the Employment Agreement contains various restrictive covenants, all of which survive Employee’s separation from service for any reason;

WHEREAS, the Parties to this Agreement desire to resolve any issues and/or potential claims arising out of the cessation of Employee’s employment in a mutually satisfactory and confidential manner and to reaffirm Employee’s post-employment restrictive covenants as set forth in the Employment Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby covenant and agree as follows:

1.	Termination of Employment and Severance Benefits.

A.    Employee’s employment with PRA will cease on February 6, 2017 (the “Termination Date”).

B.     Notwithstanding the foregoing, Employee at his request shall be placed on a voluntary administrative leave as of January 13, 2017 (the “Separation Date”) which shall continue up to the Termination Date.  While on voluntary administrative leave, Employee shall be relieved of his work duties, shall not attend or be present at any of the Company’s facilities, will not have access to any Company systems, and will not have the authority to act on behalf of the Company.  Additionally, while on voluntary administrative leave, Employee acknowledges that he will not be entitled to any additional wages and he will not accrue any additional benefits with the exception that Employee will remain on the Company’s health insurance plan, at the current coverage levels, and be entitled to receive any equity grants that vest on or before the Termination Date.  At the Termination Date, Employee will be eligible for Cobra Benefits.

C.    PRA agrees to pay Executive $1,800,000 as lump sum payment as a part of the Separation process (“Severance Payment”), provided that Employee does not revoke his acceptance of this Agreement pursuant to Section 13 herein. Employee acknowledges and agrees that the Severance Payment shall be paid to him less any and all deductions and withholdings that PRA is required by law to make from wage payments, and in accordance with PRA’s regular payroll procedures. PRA will pay the Severance Payment to Employee on January 27, 2017.

D.    Employee shall only be entitled to the Severance Payment as consideration for this Agreement. All other compensation set forth in Section 4 of the Employment Agreement is hereby forfeited by Employee. Additionally, any rights Employee may have to any employee benefit plans or programs of

PRA shall be determined in accordance with the terms of such compensation arrangements or plans and programs or otherwise pursuant to applicable law.

E.    Employee shall be entitled to continue his health insurance coverage through COBRA. Executive will be required to pay for his COBRA coverage directly. A COBRA subsidy will be provided to the employee in the amount of $15,893 following the Termination Date.

F.    Employee acknowledges and agrees that the payments and performances described in this Agreement are all that he shall be entitled to receive from PRA as an employee, except for vested benefits, if any, to which he may be entitled under PRA’s ERISA employee benefit plans.

G.    The Parties hereby incorporate herein the restrictive covenants set forth in the Employment Agreement at Sections 11 and 12; except that, the parties hereby agree that the definition of “Business”, as defined in the Employment Agreement be revised to only include “those businesses that are engaged (directly or indirectly) in the buying and/or servicing of insolvency or bankruptcy debt in the United States, Canada, United Kingdom and Germany” (altogether the “Restrictive Covenants”) and Employee covenants that these restrictions are reasonable and do not affect his ability to earn a living. Employee further acknowledges that this Agreement and its Severance Payment set forth herein are additional consideration to support the Restrictive Covenants and that the Restrictive Covenants will survive pursuant to the Employment Agreement even if Employee revokes his acceptance of this Agreement.

2.	Consideration.

Employee hereby agrees and acknowledges that the Severance Payment provided for in Paragraph 1 of this Agreement is more than PRA is required to do under its normal employment policies and procedures and that it is in addition to anything of value to which he is entitled.

3.Complete Release.

Employee hereby knowingly and voluntarily releases and forever discharges PRA, any related companies, and the former and current employees, officers, agents, directors, shareholders, investors, attorneys, affiliates, successors and assigns of any of them (the “Released Parties”) from all liabilities, claims, demands, rights of action or causes of action Employee had, has or may have against any of the Released Parties through the date this Agreement is executed including, but not limited to, any claims or demands based upon or relating to Employee’s employment with PRA, the cessation of that employment, and the terms and conditions of the Employment Agreement. The release provided for under this Paragraph 3 includes, but is not limited to, a release of any rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Age Discrimination in Employment Act of 1967, which prohibits discrimination on the basis of age; the Americans with Disabilities Act, as amended, which prohibits discrimination against otherwise qualified disabled individuals; the Family and Medical Leave Act; or any other federal, state or local laws or regulations involving employment. This release also includes, but is not limited to, a release by Employee of any claims against the Released Parties for wrongful discharge, breach of contract, or any other statutory, common law, tort, contract, or negligence claim that Employee had, has or may have against any of the Released Parties through the date this Agreement is executed. This release covers both claims that Employee knows about and those claims he may not know about that occurred prior to the execution of this Agreement.

This release does not include, however, a release of rights, if any, to payment of vested benefits under the PRA’s ERISA employee benefit plans or the right, if any, to continuation in the PRA’s medical plans as provided by COBRA.

The Parties acknowledge and agree that this is a general release and it is to be broadly construed as a release by Employee of all claims; provided that notwithstanding the foregoing, this Agreement shall not be construed to prohibit the exercise of any rights by either party that such party may not waive or release as a matter of law or under applicable public policy. Employee further acknowledges and agrees that he has been paid and/or received all compensation, commissions, wages, bonuses and/or benefits to which he is entitled except as provided for in this Agreement.

4.	No Future Lawsuits.

Employee promises never to file a lawsuit asserting any claims that are released in Paragraph 3 of this Agreement. In the event Employee breaches this Paragraph 4, Employee shall immediately return to PRA any payments made under Paragraph 1 of this Agreement, and shall pay to PRA all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorney’s fees and expenses. Nothing within this Agreement shall be construed to prohibit Employee from filing any administrative complaints concerning his employment. However, should Employee file such a claim he warrants and represents that he will not be entitled to any further relief.

5.Non-Release of Future Claims.

This Agreement does not waive or release any rights or claims that Employee may have that arise after the date he signs this Agreement.

6.Disclaimer of Liability.

This Agreement and the payments and performances hereunder are made to assist Employee in making the transition from employment with PRA, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of PRA.

7.Confidentiality.

Employee covenants and agrees that he will not disclose to any person or organization the existence and terms of this Agreement itself or any discussions or negotiations related to or giving rise to this Agreement. Notwithstanding the restrictions contained in this Paragraph 7, Employee will be permitted to make necessary disclosures to his spouse, attorneys and/or accountants concerning the terms of this Agreement, provided they agree to be bound by the terms of this promise of confidentiality and Employee takes all reasonable steps to ensure their compliance.

8.Return of Information & Property.

Employee agrees to return by January 13, 2017 to PRA, and in good condition less ordinary wear and tear, all of PRA property in his possession or under his control including, but not limited to, all copies of all files and documentation (electronic and paper) relating to the PRA’s business.

9.No Claim for Reinstatement.

Employee agrees to waive and abandon any claim to reinstatement with PRA or any of its affiliated entities. Employee further agrees not to apply for any position of employment with PRA in the future and agrees that this Agreement shall be sufficient justification for rejecting any such application.

10.Statements Regarding PRA and/or Employment.

Employee agrees not to do or say anything that reasonably may be expected to have the effect of criticizing or disparaging PRA, any director of PRA, any of PRA’s employees, officers or agents, or diminishing or impairing the goodwill and reputation of PRA. Employee further agrees not to assert that any current or former employee, agent, director or officer of PRA has acted improperly or unlawfully with respect to Employee or any other person regarding employment. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from complying with applicable law or government regulations.

Nothing contained in this Agreement shall limit or restrict the Employee’s ability or right to report securities law violations to the Securities and Exchange Commission and any other federal agencies without PRA’s prior approval and without having to forfeit any resulting whistleblower award, if applicable.

11.	Defend Trade Secrets Act.

For purposes of the Confidential/Trade Secret Provisions of Employee’s Employment Agreement, previously incorporated herein at paragraph 1(f) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secrets if: (i) the disclosure of the trade secret is made in confidence to a government official, either directly or indirectly, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law; (ii) the disclosure of the trade secret is made in a complaint or other document filed in a lawsuit, if such filing is made under seal; or (iii) if an individual files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law, if the disclosure of the trade secret is made to the attorney of the individual or used in the court proceeding so long as the filing of any document containing the trade secret is under seal and the trade secret is not disclosed except under court order.

12.Period for Review and Consideration of Agreement.

Employee understands that he has been given a period of twenty-one (21) days to review and consider this Agreement before signing it and Employee acknowledges that this Agreement was presented to him on November 18, 2016. Employee further understands that he may use as much or as little of this 21-day period as he wishes prior to signing.

13.	Encouragement to Consult with Attorney.

Employee is encouraged to consult with an attorney before signing this Agreement. Employee understands that whether or not to do so is his decision.

14.Employee’s Right to Revoke Agreement.

Employee may revoke this Agreement within seven (7) days of his signing it. Revocation can be made by delivering a written notice of revocation to Christopher Lagow at the address set forth in Section 18 herein. For this revocation to be effective, written notice must be received by Mr. Lagow no later than close of business on the seventh (7th) day after Employee signs this Agreement. If Employee has not revoked the Agreement, the eighth (8th) day after Employee signs this Agreement shall be the “Effective Date” for purposes of this Agreement.

15.Invalid Provisions.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

16.Acknowledgment.

Employee acknowledges that he has signed this Agreement freely and voluntarily without duress of any kind. Employee further acknowledges that he has conferred with an attorney or has knowingly and voluntarily chosen not to confer with an attorney about the Agreement.

17.Entire Agreement.

Except as specifically provided for herein, this Agreement contains the entire understanding of the Parties concerning the subjects it covers and it supersedes all prior understandings and representations of the Parties. PRA has made no promises to Employee other than those set forth herein. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by all parties.

18.Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier or, if mailed, five days after the date of deposit in the United States mails, as follows (or to another address specified in writing by the recipient prior to the sending of such notice or communication):

If to the Company, to:                PRA Group, Inc.
150 Corporate Boulevard
Norfolk, Virginia 23502
Attn: General Counsel
Fax: (757) 321-2518

If to Employee, to:                [Intentionally Omitted]

19.	Jointly Drafted

Employee and the Company have both participated in negotiating and drafting this agreement, so if any ambiguity arises, this Agreement is to be construed as if the parties had drafted it jointly.

20.	Successors; Binding Effect.

Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, PRA and its successors and assigns and Employee. "Successors and assigns" shall mean, in the case of PRA, any parent, subsidiary or affiliate of PRA or any successor to PRA pursuant to a merger, consolidation, sale or other transfer of all or substantially all of the assets or equity of PRA.

21.No Assignment:

Except as contemplated by Section 18 above, this agreement shall not be assignable or otherwise transferable by either party.

22.Fees and Expenses.

Either party may, at its own expense, institute an action or proceeding to enforce the rights the party may have under this Agreement, to obtain a declaration of a party's rights or obligations hereunder, to set aside any provision hereof, for damages by reason of any alleged breach of any provision of this Agreement, or for any other judicial remedy. In any such action or proceeding the prevailing party shall be entitled to reimbursement of all of its costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys' fees and disbursements.

23.Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Virginia. With the exception of any breach of the Restrictive Covenant by the Employee, the Parties Agree that any and all disputes, claims or controversies arising out of or related to this Agreement, shall be submitted to binding arbitration. Unless the parties agree otherwise, any mediation and/or arbitration shall take place in Norfolk, Virginia, and shall be administered by, and pursuant to the rules of the American Arbitration Association and its rules for employment disputes. PRA agrees to pay any filing fees and the cost of the arbitrator.

24.Section 409A of the Internal Revenue Code.

Any benefit, payment or other right provided for under this Agreement shall be provided or made in such manner, at such time, in such form and subject to such election procedures (if any) as complies with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and other authority promulgated pursuant to Section 409A of the Code to avoid a failure described in Code Section 409A(a)(1), including, without limitation, deferring payment until the occurrence of a specified payment event described in Code Section 409A(a)(2). Accordingly, notwithstanding any other provision hereof or document pertaining hereto, (x) this Agreement shall be so construed and interpreted to meet all applicable requirements of Code Section 409A, and (y) without limiting the generality of the foregoing, but more specifically:

(a)    All references to a termination of employment and separation from service shall mean and be administered to comply with the definition of "separation from service" in Code Section 409A.

(b)    If Employee is a "specified employee" (as defined under Code Section 409A) at the time of separation from service, then to the extent that any amount payable under this Agreement constitutes "deferred compensation" under Code Section 409A (and is not otherwise excepted from Code Section 409A coverage, whether by virtue of being considered "separation pay" or a "short term deferral" or otherwise) and is payable to Employee based upon a separation from service (other than death or "disability" as defined under Code Section 409A), such amount shall not be paid until the first to occur of (i) the first day following the six-month anniversary of Employee's separation from service, or (ii) Employee's death.

(c)    All expense reimbursements provided for under this Agreement shall comply with Code Section 409A and shall be subject to the following requirements: (i) the amount of expenses eligible for reimbursement during Employee's taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year; (ii) the reimbursement of any eligible expense must be effected by December 31 following the taxable year in which the expense was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(d)    Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Code Section 409A.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. BY YOUR SIGNATURE BELOW, YOU ARE ACKNOWLEDGING THAT YOU HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates stated below.

Michael J. Petit

December 30, 2016	By:	/s/ Michael J. Petit
Michael J. Petit

PRA Group, Inc.

December 30, 2016	By:	/s/ Christopher D. Lagow
Christopher D. Lagow
Senior Vice President, General Counsel and Assistant Secretary